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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (Form S-1) of UNIFAB International, Inc. dated September 19, 1997 of the references to our firm under the captions "Selected Financial and Operating Data" and "Experts" and of our report dated April 17, 1997 (except Note 6, as to which the date is June 19, 1997, and Note 7, as to which the date is August 28, 1997) with respect to the financial statements of Universal Fabricators Incorporated, and our report dated July 17, 1997 (except for Notes 2 and 3, as to which the date is August 28, 1997), with respect to the balance sheet of UNIFAB International, Inc., included in the Registration Statement on Form S-1 of UNIFAB International, Inc. (No. 333- 31609), as amended.



                                        ERNST & YOUNG LLP

New Orleans, Louisiana
September 18, 1997